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                                                                    EXHIBIT 99.1

                 NETGEAR RAISES GUIDANCE FOR FOURTH QUARTER 2003

           Announces 45 Day Lock-Up Extension for Certain Shareholders

SANTA CLARA, Calif. - January 22, 2004 - NETGEAR, Inc. (Nasdaq: NTGR), a worldwide provider of technologically advanced, branded networking products, today announced that results for the fourth quarter of 2003 are expected to exceed previously provided guidance. The Company now expects revenues for the fourth quarter ended December 31, 2003 will be in the range of approximately $85.0 million to $87.0 million, ahead of prior guidance provided on October 28, 2003 for revenues to be in the range of $79.0 million to $81.0 million. Pro forma net income for the fourth quarter is expected to range from $4.0 million to $4.4 million or $0.13 to $0.14 per fully diluted share. Net income for the fourth quarter of 2003 reflects an income tax benefit of $612,000, or $0.02 per fully diluted share, recorded in connection with research and development tax credits claimable for the year ended December 31, 2003. Pro forma results exclude non-cash stock-based compensation expense of approximately $490,000.

"Preliminary results indicate that the seasonally strong fourth quarter came in above our initial forecast," said Patrick Lo, CEO and Chairman of NETGEAR. "We continue to benefit from increased demand in our core small business and home networking markets. Our new products introduced in the third and fourth quarters of 2003 also contributed significantly to the growth of our revenue and profitability. The entry into new international markets further strengthened our worldwide market share position. We believe our sales and profitability momentum will continue through 2004 as we benefit from continuous new technology and product introductions and market expansion."

Separately, NETGEAR announced it has entered into agreements with certain of its largest shareholders, holding approximately 16.3 million shares, to extend their lock-up agreements for an additional 45 days beyond the original lock-up period, which ends January 26, 2004.

NETGEAR is planning to report fourth quarter 2003 results the week of February 16, 2004.

ABOUT NETGEAR INC.
NETGEAR designs technologically advanced, branded networking products that address the specific needs of small and medium business and home users. The Company's suite of approximately 100 products enables users to share Internet access, peripherals, files, digital multimedia content and applications among multiple personal computers and other Internet-enabled devices. NETGEAR is headquartered in Santa Clara, Calif. For more information, visit the company's Web site at www.netgear.com or call 408-907-8000.

NETGEAR is a registered trademark of NETGEAR, Inc. in the United States and other countries.

CONTACTS:
Doug Hagan                            David Pasquale
Senior Manager, Public Relations      Senior Vice President, Investor Relations
NETGEAR, Inc.                         The Ruth Group
(408) 907-8053                        (646) 536-7006
doug.hagan@netgear.com                dpasquale@theruthgroup.com


                                      # # #

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 FOR NETGEAR, INC.:
This release contains forward-looking statements. The forward-looking statements represent NETGEAR, Inc.'s expectations or beliefs concerning future events and include statements, among other, regarding NETGEAR's expected revenues and earnings, anticipated momentum in the Asia Pacific region, and revenues expected to result from sales of our new product offerings. These statements are subject to risks and uncertainties. For example, our

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revenues could be less than expected if demand for our products is less than anticipated, we are unable to manufacture and distribute our products, or we are unable to collect receivables as they become due. Our earnings depend upon our revenues, as well as our ability to manage our costs, including the cost of developing new products and manufacturing and distributing our existing offerings. Other factors that could affect our forward-looking statements include without limitation, demand for our products, including our new 802.11g offerings, the price/performance requirements of customers, the ability of NETGEAR to sell products incorporating the technology, the impact and pricing of competing technologies, the introduction of alternative technological solutions, foreign currency exchange rates, additional shares of common stock becoming available for sale after expiration of certain lock-up periods, and other risks detailed from time-to-time in NETGEAR's SEC filings and reports. NETGEAR undertakes no duty to update these forward-looking statements.